[LETTERHEAD OF DIC FINANCE & MANAGEMENT LTD.]

                                                   Tel Aviv, January 28, 1999
                                                   Our Ref: 2092/2028 - 9032

PEC Israel Economic Corporation
511 Fifth Avenue
New York, N.Y. 10017
U.S.A.

Dear Sirs,

                Re: Gilat Satellite Networks Ltd. ("Gilat")

Whereas Gilat is currently preparing an underwritten public offering of Ordinary Shares of Gilat ("Shares") to be sold partly by Gilat and partly by certain shareholders of Gilat (the "Offering"); and

Whereas approximately 500,000 Shares may be sold in the Offering by shareholders of Gilat who are affiliates of IDB Development Corporation Ltd. ("IDBD"); and

Whereas DIC Finance and Management Ltd. ("DICFM"), an affiliate of IDBD, is currently in a process of becoming the owner of all of the Shares held until recently by DIC Communication and Technology Ltd., another affiliate of IDBD; and

Whereas PEC Israel Economic Corporation ("PEC"), an affiliate of IDBD, may sell in the Offering such number of Shares ("PEC's Number of Shares") equal to 50% of the number of Shares to be sold therein by all the shareholders of Gilat who are affiliates of IDBD; and

Whereas DICFM desires to sell in the Offering the maximum number of Shares available for sale therein by all the shareholders of Gilat who are affiliates of IDBD (including PEC's Number of Shares that would otherewise be sold by PEC in the Offering), and

Whereas for such purpose DICFM is willing to assure to PEC an opportunity to sell PEC's Number of Shares during a certain period of time following the consummation of the Offering at the same price per Share that PEC would receive if it sold them in the Offering, and based on such assurance PEC is willing to refrain from selling Shares in the Offering so that DICFM may sell in the Offering also PEC's Number of Shares.

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Now, therefore, and in consideration of PEC agreeing not to sell in the Offering any Shares owned by it, DICFM hereby grants to PEC an option to sell to DICFM any number of Shares owned by PEC not exceeding in the aggregate PEC's Number of Shares on the following terms and conditions (the "Put Option"):

1. The exercise of the Put Option shall require the delivery by PEC to DICFM of a written notice specifying the number of Shares requested to be sold by PEC (an "Exercise Notice"). An Exercise Notice may be delivered by PEC to DICFM once or more than once at any time during the period commencing 90 days and ending 180 days after the date of consummation of the Offering (the "Exercise Period").

2. The price per Share to be paid to PEC for Shares that will be sold by it pursuant to the Put Option (the "Share Price") shall be equal to the aggregate sum of (a) the amount of the net proceeds per Share in U.S. Dollars received by DICFM from the sale of Shares by it in the Offering (the "Proceeds") and (b) an amount equal to the increase of the Proceeds by the Applicable Rate (as hereiafter defined) per annum computed for the actual number of days elapsed from the date of consummation of the Offering until the date of payment of the Share Price to PEC (based on 365 days in a year). For this purpose the "Applicable Rate" shall mean 1% per annum above the annual rate of yield on an investment in U.S. Treasury Bills acquired on the date of consummation of the Offering and maturing approximately 180 days thereafter.

3. In each event that an Exercise Notice will be delivered by PEC to DICFM at any time within the Exercise Period:

      (a) DICFM shall purchase from PEC, and PEC shall sell to DICFM, the number of Shares owned by PEC as specified in the Exercise Notice for a cash consideration equal to the product of multiplying such number of Shares by the Share Price thereof (the "Purchase Price").

      (b) The consummation of such purchase and sale of Shares (the "Closing") shall take place on the seventh business days following the delivery to DICFM of the Exercise Notice triggering such Closing.

      (c) At the Closing, PEC will deliver to DICFM a share transfer form duly executed by PEC and a share certificate in the name of PEC for the number


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                    [LETTERHEAD OF DIC FINANCE & MANAGEMENT]

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            of Shares specified in such Exercise Notice, as well as any other document reasonably requested by DICFM for the purpose of obtaining a share certificate in the name of DICFM for such Shares, and DICFM shall pay to PEC the Purchase Price therefor in freely transferable and immediately available funds in U.S. Dollars.

4. All of the Shares to be purchased from PEC pursuant to the Put Option shall be sold and transferred by PEC to DICFM free and clear of any pledge, lien or any other rights in favour of any third party (but subject to the obligations of PEC under the Shareholders Agreement dated as of December 31, 1998 among certain shareholders of Gilat including PEC with respect to the Shares owned by them).

5. DICFM may cause any designee of DICFM to pay to PEC the Purchase Price for any Shares as to which the Put Option will be duly exercised by PEC, provided that a written notice of such designee shall be delivered by DICFM to PEC at least one business day prior to the Closing with respect to such Shares, and provided further that such designee shall be eligible pursuant to the Shareholders Agreement referred to above to purchase such Shares from PEC. In such case the payment of the Purchase Price for such Shares to PEC by such designee at the Closing with respect thereto shall discharge the obligation of DICFM to purchase such Shares from PEC pursuant to the Put Option, and at the Closing PEC shall sell and transfer such Shares, and shall deliver all documents in connection therewith as required of PEC hereunder, to such designee.

If the foregoing is acceptable to you, please confirm your agreement thereto by executing this document in the space provided for below.

Very truly yours,


/S/ DIC Finance and Management Ltd.
DIC Finance and Management Ltd.

We agree:

PEC Israel Economic Corporation


By: /s/ Frank J. Klein, President
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